The Special Committee of the Board of Directors of Landmark Infrastructure Partners GP LLC Discussion Materials Regarding Project Solo July 22, 2021 Exhibit (c)(2)

Table of Contents Section Executive Summary LMRK Situation Analysis Preliminary Valuation of LMRK Units Appendix Weighted Average Cost of Capital Analysis I II III

These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Landmark Infrastructure Partners GP LLC (the “Special Committee”), the general partner of Landmark Infrastructure Partners LP (the “Partnership”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Special Committee, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Partnership and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Partnership. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared for the benefit and internal use of the Special Committee. These materials were compiled on a confidential basis for use by the Special Committee and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Disclaimer (i)

Executive Summary

Evercore Group L.L.C. (“Evercore”) is pleased to provide the following materials to the Special Committee of the Board of Directors (the “Special Committee”) of Landmark Infrastructure Partners GP LLC (“Landmark GP” or the “General Partner”), the general partner of Landmark Infrastructure Partners LP (the “Partnership”, “Landmark” or “LMRK”), regarding the proposed acquisition by Digital Colony Acquisitions, LLC (the “Sponsor”) of all publicly held common units representing limited partner interests in LMRK (each, a “Common Unit”) from the current holders of such units (the “Unaffiliated Common Unitholders”) (the “Proposed Transaction”) in exchange for $13.00 in cash per Common Unit (the “Proposed Consideration”) The materials herein include the following: An executive summary including: (i) an overview of the Proposed Transaction detailing summary proposed terms, (ii) an overview of the current LMRK organizational structure, (iii) a review of certain financial metrics for LMRK implied by the Proposed Transaction and (iv) an overview of the historical trading performance of LMRK relative to the Proposed Consideration A current situation analysis for LMRK, including an overview of LMRK’s business including a review of the financial projections for LMRK as provided by LMRK management (the “LMRK Financial Projections”) A preliminary valuation of LMRK based on the LMRK Financial Projections Executive Summary Introduction 1

Executive Summary Overview of Proposed Transaction Source: LMRK management and Partnership Evercore has been asked by the Special Committee, whether, in Evercore’s opinion, as of the date of the opinion, the Proposed Consideration is fair, from a financial point of view, to the unaffiliated holders of Common Units Opinion Requested: Counterparties Landmark Infrastructure Partners LP Digital Colony Acquisitions, LLC Proposed Transaction Summary The Sponsor proposes to acquire all publicly owned Common Units from the holders of such units other than those owned by the Sponsor, the General Partner or its respective affiliates LMRK will cease to be publicly traded Consideration Holders of Common Units other than those owned by the Sponsor, the General Partner and its respective affiliates (the “Unaffiliated Common Unitholders”) will receive [$13.00] in cash for each Common Unit held Timing and Approvals Requires approval of the Special Committee Other The Proposed Transaction is structured to be taxable to the Unaffiliated Common Unitholders 2

Executive Summary Current Summary LMRK Partnership Structure 3 Source: FactSet, Partnership filings and LMRK management Note: Market data as of July 19, 2021 Unaffiliated Common Unitholders 100.0% Ownership Interest 86.6% LP Interest 22.1 MM Common Units 13.2% LP Interest 3.36 MM Common Units Landmark Infrastructure Partners LP (NASDAQ: LMRK) Market Capitalization: $382 MM Net Debt: $489 MM DigitalBridge Group, Inc. (NYSE: DBRG) Digital Colony Acquisitions, LLC 100.0% Ownership Interest Landmark Infrastructure REIT Subsidiary Landmark Infrastructure Partners GP LLC (“General Partner”) 100.0% Ownership Interest Non-economic GP and IDRs

Executive Summary Overview of the Proposed Consideration ($ in millions, except per unit amounts) Source: FactSet, Public filings, LMRK management Note: Market data as of July 19, 2021 Unaffected LMRK unit price as of May 14, 2021 LP Buy-in Offer Price (May 14, 2021) Implied Transaction Premiums (%) 4

Executive Summary Historical LMRK Unit Price vs. Proposed Consideration 5 Sources: FactSet as of July 19, 2021

LMRK Situation Analysis

Preliminary Draft - Confidential

LMRK Situation Analysis

Company Overview

($ in thousands)

Overview of LMRK

- LMRK, headquartered in El Segundo, California, acquires, owns and manages a wide portfolio of real property interests and client-essential infrastructure assets that it leases to wireless communication, information technology, outdoor advertising and renewable power companies
- As of December 31, 2020, LMRK's portfolio consisted of approximately 1,980 assets across 1,487 locations in the U.S., Australia and Canada, generating a diversified revenue stream while allowing for multiple tenants within sub-industries
  - LMRK leases cell-tower infrastructure and underlying property interests to wireless carriers and tower companies, comprising ~43% of total revenue[1]
    - Vertex / FlexGrid "smart-poles" transmit 5G/4G broadband for multiple carriers and provide LED lighting, security camera, public Wi-Fi and power-grid backup solutions, with some also supporting EV charging capabilities for future implementation
  - The Partnership leases property interests for data center infrastructure to information technology companies, outdoor billboards and interactive digital kiosks to advertising companies and renewable energy infrastructure to power companies
- Benefits from triple-net lease arrangements on long-term lease contracts with annual escalators, i.e., property-level expenses including tax borne by tenant

Revenue by Segment

2021A Q1 Total: $17,284 | **2020A Total: $58,839**


11%
22%
39%
28%
14%
26%
43%
17%
Wireless Communication
Digital Infrastructure
Outdoor Advertising
Renewable Power Generation

Tenant Locations and Occupancy[2]

	Asset Locations	Tenant Sites	Leased Sites	Occupancy (%)
Wireless Communication	835	1,106	1,022	92%
Digital Infrastructure	14	14	14	100%
Outdoor Advertising	603	796	768	96%
Renewable Power	35	70	70	100%
Total	**1,487**	**1,986**	**1,874**	**94%**

Source: Public filings, LMRK management
1. 2020A revenue
2. As of December 31, 2020

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LANDMARK INFRASTRUCTURE

Summary Market Data LMRK Situation Analysis General Partner Incentive Distribution Rights Source: FactSet as of July 19, 2021, Public filings ($ in millions, except per unit amounts) Balance Sheet and Credit Data 7

LMRK Situation Analysis Wall Street Research Estimates Source: FactSet as of July 19, 2021, LMRK management Analyst price targets from latest available reports: Raymond James (5/17/21), B Riley (7/16/21), Wells Fargo Securities (7/2/21) and RBC Capital Markets (6/15/21) LMRK unit price as of July 19, 2021 Distribution per unit estimates unavailable for Wells Fargo Securities and Raymond James ($ in millions, except per unit amounts) Premium / (Discount) to Current 0.02% 3.61% 22.79% 0.02% Current Analyst Price Targets1 Current Unit Price: $13.03 2 AFFO Per Unit Cash Distribution Per Unit 3 EBITDA 5/17/21 7/16/21 7/2/21 6/15/21 8

LMRK Situation Analysis Source: Public filings As of June 30, 2020, LMRK designated Digital Infrastructure as a new reporting segment (previously included in Wireless Communication). Beginning in 2018A (when available), historical annual rental revenue was adjusted to reflect this new reporting segment Wireless Communication and Digital Infrastructure rental revenues combined to reflect above reporting segment change on June 30, 2020 Rental Revenue by Segment ($ in millions) Historical and Projected Business Segment Rental Revenue Historical and Projected Business Segment Rental Revenue2 1 1 9

LMRK Situation Analysis Unitholder Overview 10 Source: FactSet as of July 19, 2021, Public filings

LMRK Situation Analysis Source: LMRK management Assumptions for the LMRK Financial Projections Evercore reviewed standalone financial projections for LMRK as provided by LMRK management (the “LMRK Financial Projections”) The LMRK Financial Projections include EBITDA, interest, taxes, growth capital expenditures and financing assumptions as provided by LMRK management Growth capital expenditures financed with LMRK revolving credit facility Data Center Term Loan facility matures in 2025E No common equity or preferred equity issuances throughout the projection period Assumes an annual distribution of $0.80 per unit throughout the projection period 11

LMRK Financial Projections – Summary Cash Flows LMRK Situation Analysis ($ in millions, except per unit amounts) 12 Source: LMRK management

LMRK Financial Projections – Sources & Uses LMRK Situation Analysis ($ in millions) 13 Source: LMRK management

LMRK Situation Analysis Growth Project Summary 14 TBU: Pending response from LMRK regarding detailed capital expenditure schedules by project Growth Projects – April 2021 Board Meeting vs. Landmark Financial Projections Source: LMRK management

Preliminary Draft - Confidential

LMRK Situation Analysis

Growth Project Summary

($ in millions)

DART

- Exclusive long-term contracts with Smart Cities Media ("SCM") to deploy interactive digital outdoor kiosks across the Dallas Area Rapid Transit ("DART") system, with SCM bearing kiosk operating expenses
- Kiosks include transit schedules, maps, community information and digital advertising
- 45%, 20% and 35% of Net Advertising Revenue shared by LMRK, SCM and DART, respectively
- 229 installations as of June 1, 2021
- 71 additional expected installations by year-end
- Expected capital expenditures of $0.5 million and $4.8 million in 1H 2021E and 2H 2021E, respectively

EBITDA Contribution


$3.8
$3.9
$2.9
$2.9
$2.2
($1.2)
2021E
2022E
2023E
2024E
2025E
2026E

Capital Expenditures					
$5.3	$--	$--	$--	$--	$--

Vertex

- Self-contained , customer-neutral 'smart' pole designed for carrier broadband and other wireless operations
- Concealed carrier-agnostic 'smart' poles transmitting 5G / 4G broadband and public WiFi through fiber technology
- Poles also support security camera systems, private LTE networks, LED lighting solutions, and utility radio access, with some poles equipped with EV charging and power grid backup capabilities
- 1 installation as of June 1, 2021
- 17 and 82 additional expected installations by 2022E and 2023 year-end, respectively
- Expected capital expenditures of $2.9 million and $12.8 million in 2022E and 2023E, respectively

EBITDA Contribution


$1.5
$1.6
$1.6
$0.9
$0.2
$0.0
2021E
2022E
2023E
2024E
2025E
2026E

Capital Expenditures					
$--	$2.9	$12.8	$--	$--	$--

Source: LMRK management

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LMRK Situation Analysis ($ in thousands) DART Financial Estimates – April 2021 Board Meeting vs. Landmark Financial Projections Revenue Comparison Capital Expenditures 16 TBU: Pending response from LMRK regarding DART revenue ramp, operating expenses, revenue share and capital expenditures Source: LMRK management

LMRK Situation Analysis ($ in thousands) Vertex Financial Estimates – April 2021 Board Meeting vs. Landmark Financial Projections Revenue Comparison Capital Expenditures 17 TBU: Pending response from LMRK regarding Vertex capital expenditures Source: LMRK management

LMRK Situation Analysis DART Unit Economics Evercore summarized the DART project economics as provided by management in LMRK board materials dated April 2018, October 2019 and January 2020 18 TBU: Pending response from LMRK regarding DART unit economics Source: LMRK management

Previously, G&A expenses up to 3% of revenue were paid by Landmark and any amount in excess of such cap was reimbursable to Landmark by Landmark’s General Partner as a capital contribution G&A reimbursement by Landmark’s General Partner is expected to terminate at the earlier of: (i) the date when revenue for the immediately preceding four consecutive fiscal quarters exceeds $120 million and (ii) November 19, 2021 Certain G&A expenses such as director stock compensation are not eligible for reimbursement In 2018, the reimbursable cap was extended 2 years and is now set to expire in November 2021 LMRK Situation Analysis Source: Public filings, 7/21 LMRK management forecast 2021E G&A includes $500,000 of estimated take-private litigation expenses Historical vs. Projected G&A Breakdown ($ in millions) 19 Historical G&A Overview Projected G&A Overview Landmark’s current intention is that the reimbursable cap will not be extended, as the portfolio is substantially larger than at the time of the IPO As part of the expiration of the reimbursable cap, Landmark’s General Partner is planning to seek reimbursement of its capital contributions to Landmark There are two assumptions that build Landmark’s forecasted G&A: (i) Landmark’s direct G&A expense primarily incurred as a result of being publicly listed and growing 3% annually (ii) G&A related to reimbursing a portion of the capital contributions from Landmark’s General Partner; the reimbursement amount is forecasted to be the greater of: (1) $750,000 per quarter (or $3.0mm annually), and (2) $750,000, plus 15% of revenues in excess of $17.5 million quarterly beginning February 2022E Total G&A % of Total Revenue Non-Reimbursable G&A G&A Reimbursed by General Partner Reimbursement to General Partner Historical and Projected G&A Benchmarking TBU: Pending confirmation from LRMK of total G&A numbers

Preliminary Draft - Confidential

TBU: Pending detail from LMRK regarding tower and billboard revenues used to calculate churn %

LMRK Situation Analysis

Historical and Projected Churn Benchmarking

Historical vs. Projected Churn[1]


5.0%
3.7%
1.0%
1.2%
1.0%
0.7%
0.5%
0.7%
1.3%
0.7%
0.1%
0.1%
0.1%
Avg: 1.9%
Avg: 0.5%
2014A
2015A
2016A
2017A
2018A
2019A
2020A
2021E
2022E
2023E
2024E
2025E
2026E
Chart provided by LMRK; support has been requested
2021 Budget churn of $0
vs.
Landmark Financial Projections
annualized H2 2021E churn of $226,330

Tower Companies' Anticipated Churn from T-Mobile / Sprint Merger

American Tower	Churn will happen over a **3–4-year period affecting 4% of property revenue**
Crown Castle	Churn's **long-term rate of 1% - 2%** should **remain stable** even considering the merger
SBA	**Peak impact of churn in 2025/2026**

Post merger, T-Mobile and Sprint plan to consolidate sites to **~85,000, potentially increasing Landmark's future churn rate**

Company Churn Assumption Methodology

- **Sprint Future Churn Rate**
  - The future churn rate for Sprint, impacting both the LMRK wholly-owned and BF-LMRK JV portfolios, are driven by a specific assumption that is not historical in nature
  - T-Mobile and Sprint are expected to decommission 35,000 sites nationwide, or ~70% of mostly Sprint cell sites, and at a minimum, 20,000 sites as per DOJ mandate
    - Sprint/T-Mobile is 12.4% of NTM telecom revenue (as of 6/31/21)
  - Projected churn assumes 30% of Sprint revenue churns over the course of 2 years and 25bps of annual telecom churn
- **DISH Re-leasing Assumptions**
  - DISH is expected to retain some of these sites, but the ultimate churn could easily exceed the assumption of 30.0% based on T-Mobile's public guidance
  - DISH is expected to "re-lease" a subset of the Sprint churn sites, which is captured in the net 30% churn assumption for Sprint. The assumption implies that DISH "re-leases" all of their allocated sites, likely an optimistic assumption

Source: 7/21 Datatape, 3/21 Termination file, 7/19 LMRK churn assumption file
1. Historical and projected churn calculated as terminated lease rent as a percentage of total telecom and billboard revenue

EVERCORE
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LANDMARK INFRASTRUCTURE

We have requested supporting files from LMRK regarding the calculation of historical and projected churn as a percent of tower and billboard revenues Once we receive a breakdown of historical and projected billboard and telecom revenues and historical churn, we will be able to verify 2014A – 2026E churn as a percent of tower and billboard revenues Based on the data provided, projected churn appears to be lower than historical churn Outstanding Items / Observations LMRK Situation Analysis Churn Sensitivities 21 Source: LMRK management

Preliminary Valuation of LMRK Units

Preliminary Draft - Confidential

Preliminary Valuation of LMRK Units

Valuation Methodologies

- Evercore utilized the following analytical approaches and methodologies in its valuation of the LMRK units with an effective date of September 30, 2021

Methodology	Description	Metrics / Assumptions
DCF Analysis	■ Values LMRK shares based on the concepts of the time value of money ■ Utilizing the LMRK Financial Projections, as previously reviewed herein, Evercore: ▸ Utilized varying WACC discount rates and applied various perpetuity growth rates to derive after-tax valuation ranges for a LMRK unit ▸ Calculated terminal values based on a range of multiples of EBITDA derived from precedent transactions as well as assumed perpetuity growth rates	■ Discounted the projected cash flows to the assumed September 30, 2021 effective date ■ Effective corporate tax rate of 29.6% ■ Tax depreciation based on immediate expensing of capital expenditures and a full step-up in tax basis ■ WACC based on the Capital Asset Pricing Model ("CAPM") for MLPs and REITS with assets comparable to those owned by LMRK ■ For the terminal value, tax depreciation assumed to be equal to maintenance capital expenditures ■ EBITDA exit multiple of 13.0x to 18.0x and a perpetuity growth rate of 2.0% to 3.0%
Discounted Distribution Analysis	■ Values LMRK units based on the present value of the future cash distribution to LMRK unitholders	■ Projected distributions based on the LMRK Financial Projections and discounted projected cash flows to the assumed September 30, 2021 effective date ■ Terminal yield range of 6.0% to 7.5% based on the distribution yield at which LMRK has traded since the first ex-distribution date following distribution cut in 2020 ■ Cost of equity of 12.5% to 13.5% based on the CAPM and 8.5% to 10.5% based on total expected market return for comparable MLPs and REITs
Precedent M&A Transactions	■ Valuation based on multiples of enterprise value / relevant EBITDA for similar assets to those owned by LMRK	■ Based on multiples of enterprise value to EBITDA for real estate assets similar to those owned by LMRK
Peer Group Trading Analysis	■ Valuation based on multiples of enterprise value / relevant EBITDA for publicly traded entities with assets similar to those owned by LMRK	■ Based on multiples of enterprise value to EBITDA for MLPs and REITS with assets similar to those owned by LMRK
Reference Only: Premiums Paid in MLP Mergers	■ Values LMRK units based on historical premiums paid in selected relevant cash MLP acquisitions	■ Median 1-Day, 30-Day and 60-Day premiums paid applied to relevant equity prices

Source: LMRK management

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Preliminary Valuation of LMRK Units Valuation Summary For Reference 23

DCF Analysis Preliminary Valuation of LMRK Units Source: LMRK management 2021E tax DD&A assumes 100.0% bonus depreciation calculated as the midpoint of the enterprise value range plus 2021E capital expenditures; 2022E and 2023E tax DD&A assumes 100.0% bonus depreciation on capital expenditures; bonus depreciation phase-down on growth capital expenditures in 2024E (80.0%), 2025E (60.0%) and 2026E (40.0%) Assumes 29.6% tax rate ($ in millions, except per unit amounts) EBITDA Exit Multiple Sensitivity Analysis Perpetuity Growth Rate Sensitivity Analysis 24

Preliminary Valuation of LMRK Units Discounted Distributions Analysis – LMRK Financial Projections Based on the distribution yield at which LMRK has traded since the first ex-distribution date following distribution cut in 2020 (May 15, 2020) 25

Selected Precedent M&A ($ in millions) Preliminary Valuation of LMRK Units Data Center Transactions 26

Selected Precedent M&A ($ in millions) Preliminary Valuation of LMRK Units Communication and Carrier Towers Transactions 27

Selected Precedent M&A ($ in millions) Preliminary Valuation of LMRK Units Wind Energy Infrastructure Transactions 28

Selected Precedent M&A ($ in millions) Preliminary Valuation of LMRK Units Outdoor Advertising Transactions 29

Precedent M&A Transaction Analysis – LMRK Financial Projections Summary Results ($ in millions, except per unit amounts) Preliminary Valuation of LMRK Units 30

Peer Group Trading Source: FactSet, Public filings, Wall Street Research ($ in millions, except per share / unit amounts) Preliminary Valuation of LMRK Units 31

Peer Group Trading Analysis – LMRK Financial Projections ($ in millions, except per unit amounts) Preliminary Valuation of LMRK Units Summary Results 32

Preliminary Valuation of LMRK Units Premiums Paid in MLP Acquisitions Source: Bloomberg, FactSet, Public filings VWAP premiums paid are calculated by dividing the value of the offer, defined as the exchange ratio multiplied by the closing price of the acquiror’s shares / units on the last trading day prior to announcement plus any cash received, by the 30-, 60- or 90-trading day VWAP of the target as calculated from the last undisturbed trading day prior to the announcement WMB / WPZ VWAP premiums paid are calculated by dividing the value of the offer, defined as the exchange ratio multiplied by the closing price of WMB’s shares on the last trading day prior to announcement by the 30-, 60- or 90-trading day VWAP of the WPZ as calculated from March 15, 2018, or after the FERC announcement of MLP income tax recovery disallowance For Reference Only 33

Preliminary Valuation of LMRK Units Premiums Paid Analysis Source: FactSet, Bloomberg Note: Based on unaffected date of May 14, 2021 Summary Results – All Transactions Summary Results – Cash Transactions For Reference Only 34

Appendix

Weighted Average Cost of Capital Analysis

Preliminary Draft - Confidential

Weighted Average Cost of Capital Analysis

Capital Asset Pricing Model

($ in millions, except per share / unit amounts)

CAPM

Partnership/Corporation	Unit/Share Price 7/19/21	Market Equity Value	Total Debt and Preferred Equity	Total Debt / Total Capitalization	Adjusted Beta [1]	Unlevered Beta [2]
MLP Comps						
Alliance Resource Partners, L.P.	$6.83	$878	$543	38.2%	0.96	0.67
Calumet Specialty Products Partners, L.P.	6.79	561	1,416	71.6%	2.01	0.72
Cheniere Energy Partners, L.P.	41.82	20,655	17,750	46.2%	0.83	0.52
CSI Compressco LP	1.55	75	657	89.7%	1.32	0.18
CVR Partners, LP	55.99	598	1,187	66.5%	1.54	0.64
Cypress Environmental Partners, L.P.	1.89	23	117	83.4%	1.26	0.28
Enviva Partners, LP	51.76	2,072	968	31.8%	0.72	0.54
Green Plains Partners LP	11.63	276	61	18.1%	1.96	1.69
Martin Midstream Partners L.P.	2.65	105	514	83.0%	0.97	0.22
NGL Energy Partners LP	2.12	275	4,271	94.0%	1.17	0.10
Suburban Propane Partners, L.P.	15.39	981	1,173	54.4%	1.04	0.56
USA Compression Partners, LP	16.58	1,608	2,404	59.9%	1.64	0.80
Westlake Chemical Partners LP	26.40	929	382	29.1%	0.99	0.77
REIT Comps						
Crown Castle International Corp.	$202.03	$87,517	$20,283	18.8%	0.86	0.70
SBA Communications Corp.	334.53	37,360	12,513	25.1%	0.89	0.66
DigitalBridge	7.03	4,087	12,061	74.7%	2.18	0.55
Lamar Advertising Company	100.02	10,113	2,881	22.2%	1.70	1.33
CyrusOne, Inc.	72.79	8,941	3,963	30.7%	1.01	0.70
CoreSite Realty Corporation	137.63	6,775	1,750	20.5%	0.63	0.50
OUTFRONT Media Inc.	21.60	3,200	3,117	49.3%	2.19	1.11
Agree Realty Corporation	72.83	4,988	2,021	28.8%	1.12	0.80
Hannon Armstrong	54.18	4,757	2,571	35.1%	1.66	1.08
Essential Properties Trust	27.23	3,228	1,340	29.3%	1.44	1.02
CorEnergy Infrastructure Trust, Inc.	5.38	73	465	86.4%	1.52	0.21
			Mean	**49.5%**	**1.32**	**0.68**
			Median	**42.2%**	**1.21**	**0.66**
Landmark Infrastructure Partners LP	**$13.03**	**$382**	**$612**	**61.6%**	**1.41**	**0.66**

WACC

	Supply-Side MRP		Historical MRP
Risk-free Rate [3]		1.7%	
Unlevered Beta – LMRK		0.66	
Debt and Preferred / Total Capitalization		61.6%	
Adjusted Levered Equity Beta		1.41	
Market Risk Premium [4]	6.0%		7.3%
Small Company Risk Premium [5]		2.3%	
Equity Cost of Capital [6]	**12.5%**		**14.2%**
Pre-Tax Cost of Debt [7]		4.7%	
After-Tax Cost of Debt		3.3%	
WACC	**6.8%**		**7.5%**

Supply Side MRP (6.0%)

Debt & Preferred / Total Capitalization	Unlevered Beta 0.55	0.60	0.66	0.70	0.75
55%	6.4%	6.6%	6.9%	7.1%	7.4%
60%	6.3%	6.6%	6.9%	7.0%	7.3%
62%	6.3%	6.5%	6.8%	7.0%	7.3%
70%	6.1%	6.4%	6.7%	6.9%	7.1%
75%	6.1%	6.3%	6.6%	6.8%	7.0%

Historical MRP (7.3%)

Debt & Preferred / Total Capitalization	Unlevered Beta 0.55	0.60	0.66	0.70	0.75
55%	7.0%	7.3%	7.6%	7.9%	8.2%
60%	6.9%	7.2%	7.5%	7.8%	8.1%
62%	6.8%	7.1%	7.5%	7.7%	8.0%
70%	6.7%	7.0%	7.3%	7.5%	7.8%
75%	6.6%	6.9%	7.2%	7.4%	7.7%

Note: LMRK assumes Series C Preferred Units convert to LMRK units

1. Source: Predicted raw betas from FactSet; Adjusted Equity Beta calculated as: (0.67) × Raw Beta + (0.33) × 1.0
2. Unlevered Beta calculated as: Adjusted Equity Beta × (E/(E + D × (1-T)); Assumes partnership tax rate of 29.6% and corporate tax rate of 0.0%
3. 20-year Treasury as of July 19, 2021
4. Source: Duff & Phelps
5. Decile: Micro Cap (9) with equity value range of $190.0 million to $451.8 million
6. Equity Cost of Capital calculated as: Risk-free rate + (Levered Equity Beta × Market Risk Premium) + Small Company Risk Premium
7. Based on median of peer group long-term senior notes yield-to-worst

EVERCORE 35 LANDMARK INFRASTRUCTURE

Weighted Average Cost of Capital Analysis Expected Market Return Source: FactSet, Public filings ($ in millions, except per unit amounts) 36